EX 99.1
Letterhead
6 Sept. 2011 Dallas, Texas
     Tim P. Burroughs, President of TBX Rescources, Inc. (TBXC) today announced an investment agreement with Lonestar Income and Growth, LLC, a Texas Limited Liability Company, an unrelated third party. The investment agreement provides that Lonestar will acquire up to 2,750,000 shares of TBX’s 2011 Series A 8% Preferred Stock for the sum of $5,500,000 contingent upon TBX using the proceeds of the stock purchase to acquire a majority (51%) interest in Frontier Income and Growth, LLC (“Frontier), a salt water transportation and disposal company.
     Frontier currently operates 8 permitted disposal wells and 20 disposal tank trucks in a service area primarily located in east Texas and north eastern Louisiana. Frontier’s operational headquarters is located in Marshall, Texas. Frontier’s monthly gross operating revenue for 2011 is currently averaging $511,000 per month and currently holds an estimated $6,000,000 unaudited value in assets consisting primarily of the value of the disposal wells, trucks, customer contracts and its operating office real property.
     Mr. Burroughs stated that “this transaction is the initial step of our new business plan and paves the way for TBX Resources to expand our horizons into oil field services for the energy sector.”
     In addition TBX entered into two additional agreements today; a subscription agreement between TBX and Frontier whereby Frontier agreed to sell to TBX 51% of its equity membership interests for the sum of $5,500,000 and an agreement between TBX and Frontier Asset Management, LLC (“FAM”) whereby TBX agreed to acquire certain contract rights held by FAM in the profits of Frontier. In return for the contract rights TBX issued 4,700,000 shares of its common stock to FAM. At TBX’s current share price of $0.07 the transaction is valued at $284,900.
Forward Looking Statements
     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.